UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

August 29, 2021

Date of Report (Date of earliest event reported)

IMMERSION CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-38334	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

330 Townsend Street, Suite 234, San Francisco, CA 94107

(Address of principal executive offices and zip code)

(408) 467-1900
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IMMR	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Effective as of August 30, 2021, Mr. Jared Smith resigned as Interim Chief Executive Officer and Vice President, Worldwide Sales of Immersion Corporation (the “Company”). Francis Jose, the Company’s General Counsel, was appointed the Chief Executive Officer effective on August 30, 2021.

(c)

As described above, Mr. Jose was appointed as Chief Executive Officer, effective as of August 30, 2021. Mr. Jose, age 46, has served as the Company’s General Counsel and Senior Vice President, IP Licensing & Legal Affairs since May 2021. Mr. Jose joined the Company in February 2009 as Corporate Counsel and was promoted in November 2010 to the position of Associate General Counsel. In February 2017, Mr. Jose became the Company’s Deputy General Counsel & Vice President, Legal Affairs. Prior to joining the Company, Mr. Jose served as an Associate at Morrison & Foerster LLP from September 2003 to February 2009. Mr. Jose holds a J.D. from Santa Clara University School of Law, an M.B.A. from Santa Clara University’s Leavy School of Business, and a B.A. in Economics and Psychology from the University of California, Berkeley.

(e)

Compensation Arrangements with Mr. Jose

In connection with Mr. Jose’s appointment as Chief Executive Officer, the Company’s Compensation Committee (the “Compensation Committee”) approved an increase to Mr. Jose’s annual base salary from $315,000 to $345,000, effective as of August 30, 2021.

Mr. Jose is also a party to the Company’s standard form of Retention and Ownership Change Event Agreement, dated as of May 22, 2021 (the “Change of Control Agreement”), which provides that in the event that his employment is terminated without cause, Mr. Jose would be entitled to receive (i) a lump sum severance payment equal to 6 months base salary; and (ii) payments for COBRA premiums for up to 6 months following his termination date. In the event that, within one year following a change in control (as defined in the Change of Control Agreement), Mr. Jose’s employment is terminated without cause or if he resigns for good reason, Mr. Jose would be entitled to receive (a) a lump sum severance payment equal to 12 months base salary; (b) health insurance premium payments for up to 12 months following his termination date; and (c) immediate vesting of 100% of his then-unvested equity awards. Payment of the foregoing benefits is conditioned upon execution of a general release of claims. The Change of Control Agreement was previously filed with the Securities and Exchange Commission on August 16, 2021 as Exhibit 10.3 to the Company’s Form 10-Q with respect to the quarterly period ended June 30, 2021, and the terms of the Change of Control Agreement are incorporated herein by reference.

Mr. Jose is also a party to the Company’s standard form of Indemnity Agreement for directors and executive officers. Pursuant to the terms of the Indemnity Agreement, the Company has agreed to indemnify Mr. Jose to the fullest extent permitted under Delaware law against liabilities that may arise by reason of his service to the Company, and advance expenses incurred as a result of any proceeding against him as to which he could be indemnified. A copy of the Indemnity Agreement was previously filed with the Securities and Exchange Commission on March 25, 2004, as Exhibit 10.11 to Amendment No. 2 to Form S-3, and the terms of the Indemnity Agreement are incorporated herein by reference.

Cancellation of 2021 Executive Incentive Plan

On August 29, 2021, the Compensation Committee cancelled the Company’s 2021 Executive Incentive Plan (the “Plan”), effective immediately. Subject to the terms and conditions of the Plan, certain members of the Company’s senior management, were eligible to receive cash incentive awards upon the achievement of certain financial goals and business objectives. The Committee intends to replace the Plan with other compensatory incentive programs that align with stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date:	August 30, 2021	By:	/s/ FRANCIS JOSE
		Name:	Francis Jose
		Title:	Chief Executive Officer and General Counsel